Exhibit 99.1

FOR IMMEDIATE RELEASE
JUNE 2, 2006

GENEREX BIOTECHNOLOGY RAISES $13.5 MILLION
THROUGH PRIVATE PLACEMENT
AND EXERCISE OF PREVIOUSLY ISSUED WARRANTS

June 2, 2006 - Generex Biotechnology Corporation (Nasdaq: GNBT), a leader in the area of buccal drug delivery, announced today that that it has signed a definitive agreement with certain accredited investors for the sale of shares of its common stock and warrants in a private placement for an aggregate purchase price of $7.0 million. In addition to the private placement, Generex and the investors agreed to accelerate the exercise periods of, and the investors agreed to immediately exercise in full, certain outstanding warrants held by the investors for aggregate proceeds to Generex of $6,517,944.80. These transactions will close today, June 2, 2006 (the “Closing Date”).

Pursuant to the private placement, Generex issued to each of the four investors 853,659 restricted shares of its common stock at a purchase price of $2.05 per share (the “Shares”) and a five-year warrant to purchase 640,245 shares of its common stock at the strike price of $2.45 per share (the “Related Warrants”). Generex also agreed to provide registration rights with respect to the Shares and the shares of common stock issuable upon exercise of the Related Warrants. The exercise price of the Related Warrants is subject to an anti-dilution adjustment upon the issuance by Generex of securities at a price per share less than the then applicable exercise price or the market price of the common stock at that time. Generex also granted the investors certain participation rights pursuant to which, upon any financing by Generex or any of its subsidiaries of common stock or debt or securities convertible or exercisable into common stock at any time within the next twelve months, each such holder will have the right to purchase up to 100% of such financing.

Generex and the investors also agreed to amend the terms of outstanding warrants to purchase shares of common stock (the “Outstanding Warrants”) to accelerate their exercise periods to June 1, 2006. The Outstanding Warrants included warrants to purchase an aggregate of 4,364,190 shares of Generex’s common stock with strike prices of $1.25 and $1.60 per share and exercise dates of August 28, 2006 and July 23, 2006. Each of the investors agreed to immediately exercise the full amount of its Outstanding Warrants. In consideration of the investors’ exercise of the Outstanding Warrants, Generex also agreed to issue and deliver to each investor additional warrants exercisable for a period of five years entitling the holder thereof to purchase a number of shares of common stock equal to 75% of the shares of common stock issuable upon the conversion in full (without regard to any restrictions on conversion therein contained) of the Outstanding Warrants (an aggregate of 3,273,144 shares of Common Stock) at an exercise price of $2.35 per share.

About Generex

Generex is engaged in the research and development of drug delivery systems and technologies. Generex has developed a proprietary platform technology for the delivery of drugs into the human body through the oral cavity (with no deposit in the lungs). The Company’s proprietary liquid formulations allow drugs typically administered by injection to be absorbed into the body by the lining of the inner mouth using the Company’s proprietary RapidMist™ device. The Company’s flagship product, oral insulin (Generex Oral-lyn™), which has been approved for commercial sale in Ecuador for the treatment of patients with Type-1 and Type-2 diabetes, is in various stages of clinical trials around the world.

For more information, visit the Generex Web site at www.generex.com.

Safe Harbor Statement: This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," “forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials. Because of this, statements regarding the expected timing of clinical trials cannot be regarded as actual predictions of when Generex will obtain regulatory approval for any “phase” of clinical trials. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

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